CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of October 30, 2024, among BK TECHNOLOGIES, INC., a Nevada corporation ("Borrower"), and FIFTH THIRD BANK, NATIONAL ASSOCIATION ("Lender"), is as follows:

RECITALS

WHEREAS, Borrower desires that Lender extend a revolving credit facility to Borrower to provide funds necessary for the purpose of refinancing certain indebtedness of Borrower and providing (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower, and (c) funds for other purposes permitted hereunder; and

WHEREAS, Borrower desires to secure all of the Obligations by granting to Lender a first-priority perfected Lien upon the Collateral pursuant to the terms of the Loan Documents;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. DEFINITIONS

For purposes of the Loan Documents, capitalized terms shall have the meanings as defined in this Agreement (including, as applicable, Appendix A to this Agreement).

2. ADVANCES AND LETTERS OF CREDIT

2.1. Revolving Credit Advances.

(a) Subject to the terms and conditions hereof, Lender agrees to make available to Borrower, from time to time until the Commitment Termination Date, advances pursuant to its Revolving Loan Commitment (each, a "Revolving Credit Advance"); *provided*, that the aggregate principal amount of such Revolving Credit Advances will not result in the Revolving Exposure exceeding the lesser of (x) the Maximum Revolver Amount and (y) the Borrowing Base. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a).

(i) Borrower shall deliver to Lender a Notice of Borrowing with respect to each proposed borrowing of a Revolving Credit Advance (other than Revolving Credit Advances made pursuant to clause (ii) of this Section 2.1(a)), such Notice of Borrowing to be delivered no later than 12:00 p.m. (Orlando, Florida time) (or such later time acceptable to Lender in its sole discretion) on the day of such proposed borrowing. Once given, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(ii) Borrower hereby authorizes Lender to make Revolving Credit Advances based on telephonic or electronic notices made by any Person that Lender, in good faith, believes to be acting on behalf of Borrower, in accordance with procedures established by, or otherwise acceptable to, Lender from time to time in its sole discretion (including Lender's confirmation of such notices). All Revolving Credit Advances will be advanced to the Disbursement Account, unless Borrower otherwise instructs Lender.

(b) The making of each Advance by Lender, whether under Section 2.1(a) or otherwise, will be deemed to be a representation by Borrower that (i) the Advance will not violate the terms of Section 2.1(a) and (ii) all Eligible Accounts, Eligible Government Receivables and Eligible Inventory then comprising the Borrowing Base meet all of Lender's criteria for Eligible Accounts, Eligible Government Receivables and Eligible Inventory, respectively. Lender shall have no duty to follow, or any liability for, the application by Borrower of any proceeds of any Advance.

(c) Reserved.

2.2. Prepayments/Commitment Termination.

(a) Termination of Revolving Loan Commitment.

(i) Borrower may at any time on at least 10 days' prior written notice to Lender terminate the Revolving Loan Commitment; *provided* that, upon such termination, all Advances and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied on terms and conditions acceptable to Lender. Upon any such termination of the Revolving Loan Commitment, Borrower's right to request Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, shall simultaneously be permanently terminated.

(ii) All of the Obligations shall, if not sooner paid or required to be paid pursuant to this Agreement or any other Loan Document, be due and payable in full on the Commitment Termination Date.

(b) Mandatory Prepayment. If at any time the outstanding balance of the aggregate Revolving Exposure exceeds Availability (any and all such excess Revolving Exposure is herein referred to, collectively, as an "Overadvance"), Borrower shall immediately repay the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such Overadvance. If any such Overadvance remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations (on terms and conditions acceptable to Lender) to the extent required to eliminate such Overadvance.

(c) Voluntary Prepayment. The Revolving Credit Advances may be prepaid from time to time without prepayment penalty subject to the terms set forth herein.

2.3. Interest and Applicable Margins; Fees..

(a) Subject to Sections 2.3(c), 2.3(d) and 2.4, each Advance shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the Index Rate plus the Applicable Margin. Each determination of an interest rate by Lender shall be conclusive and binding on Borrower in the absence of manifest error. All computations of Fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest charged than if interest were calculated based on a 365-day year. Interest and Fees shall accrue during each period during which interest or such Fees are computed from (and including) the first day thereof to (and including) the last day thereof. Notwithstanding anything to the contrary contained in the Agreement, at any time during which a Rate Contract is then in effect with respect to all or a portion of the Obligations bearing interest based upon the Index Rate or any temporary or permanent replacement for the Index Rate pursuant to Section 2.4 below, (i) the provision that rounds up the Index Rate to the next 1/8th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Rate Contract.

(b) All as determined by Lender in accordance with the Loan Documents and Lender's loan systems and procedures periodically in effect, interest shall be paid in arrears (i) on each Interest Payment Date and (ii) on the date of each payment or prepayment of Advances on and after the Commitment Termination Date. Lender may estimate the amount of interest that Borrower will owe on Borrower's periodic statements and Lender may adjust the amount of interest owed on each subsequent statement provided to Borrower to reflect any differential between the estimated amount of interest shown on Borrower's preceding statement and the actual amount of interest determined to have been due by Lender on the preceding Interest Payment Date. Borrower agrees to pay the amount shown due on the Interest Payment Date on each of Borrower's periodic statements (absent manifest error) on each Interest Payment Date.

(c) At the election of Lender while any Event of Default exists (or automatically while any Event of Default under Section 9.1(a) or (g) exists), interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the Advances shall increase, from and after the date of occurrence of such Event of Default, to a rate per annum which is determined by adding 3.0% per annum to the Applicable Margin, as applicable, then in effect for such Advances (plus the Index Rate) or Letter of Credit Obligations, as applicable (the "Default Rate"). All such interest shall be payable on demand of Lender.

(d) Anything herein to the contrary notwithstanding, the obligations of Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Lender would be contrary to the provisions of any Law applicable to Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by Lender, and in such event Borrower shall pay Lender interest at the highest rate permitted by applicable Law ("Maximum Lawful Rate") for such period; *provided*, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

(e) Fees.

(i) Closing Fee. Lender may charge, and Borrower agrees to pay on the above Closing Date, a closing fee of $30,000.00.

(ii) Unused Commitment Fee. Borrower agrees to pay to Lender an unused commitment fee (the "Unused Commitment Fee") from and including the Closing Date until termination of the Revolving Loan Commitment, computed at the rate of 0.30% per annum, on the daily difference between (A) the outstanding amount of the Revolving Loans and (ii) the Revolving Loan Commitment. The Unused Commitment Fee shall be payable in arrears on the first day of each Fiscal Quarter, commencing January 1, 2025.

(iii) NSF Fees. In addition to, and without limiting, any other provision of this Agreement or the other Loan Documents, Lender may impose a non-sufficient funds fee (consistent with Lender's then applicable standard rates for such fees) for any check that is presented for payment that is returned for any reason.

(iv) Late Payments. If any payment is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, Borrower agrees to pay to Lender a late payment fee equal to 5% of the payment amount, with a minimum fee of $20.00.

(v) Loan Increase Fee. Upon any increase of the Revolving Loan Commitment pursuant to the Revolving Loan Increase Conditions, Borrower shall pay Lender an extension fee equal to 0.50% of the amount of such increase.

(f) Reserved.

2.4. Index Rate Provisions

(a) The Index Rate shall be initially determined as of the Closing Date and shall be reset monthly on the first Business Day of the relevant calendar month thereafter (each, a "Reset Date") by Lender based on the Index Rate then in effect. Any adjustment in the interest rate resulting from a change in the Index Rate shall become effective as of the opening of business on the date of each change. Lender shall not be required to notify Borrower of any adjustment in the Index Rate; *however*, Borrower may request a quote of the Index Rate on any Business Day.

(b) Temporary Replacement of the Index Rate. In the event that Lender shall determine either: (i) the Index Rate is unavailable, unrepresentative, or unreliable, (ii) the Index Rate will not adequately and fairly reflect the cost to Lender of making or maintaining advances under this Agreement, or (iii) the making or funding of Index Rate Loans has become illegal or impracticable; then, in any such case, Lender shall promptly provide notice of such determination to Borrower (which shall be conclusive and binding on Borrower absent manifest error), and, until Lender determines that the circumstances giving rise to such suspension no longer exist, in which event Lender shall so notify Borrower, then (A) Lender's obligations in respect of the Index Rate shall be suspended forthwith, (B) Borrower's right to utilize Index Rate pricing as set forth in this Agreement shall be suspended forthwith, and (C) amounts outstanding hereunder and any additional Advances shall, on and after such date, bear interest at a rate per annum equal to the Prime Rate plus or minus a Spread Adjustment (the Prime Rate plus or minus such Spread Adjustment together referred to as the "Prime Index"), plus the Applicable Margin; provided that, if the Prime Index would be less than the Index Floor, the Prime Index will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents.

(c) Permanent Replacement of the Index Rate.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Rate Contract shall be deemed not to be a "Loan Document" for purposes of this Section 2.4(c)), but without limiting Section 2.4(b) above, if Lender determines (which determination shall be conclusive and binding on Borrower absent manifest error) that any of the circumstances described in Section 2.4(b)(i)-(iii) has occurred and is unlikely to be temporary or the administrator of the Index Rate or a Governmental Authority having or purporting to have jurisdiction over Lender has made a public statement identifying a specific date (the "Scheduled Unavailability Date") after which the Index Rate will no longer be representative or made available or used for determining the interest rate of loans or otherwise cease or no longer be in compliance or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Benchmarks, and there is no successor administrator satisfactory to Lender, then on a date and time determined by Lender, but no later than the Scheduled Unavailability Date, the Index Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR (the "Successor Rate").

(ii) Notwithstanding anything to the contrary herein, if Lender determines that the Successor Rate designated in Section 2.4(c)(i) above is not available or administratively feasible, or if any of the circumstances described in Section 2.4(c)(i) with regard to the Index Rate has occurred with respect to a Successor Rate then in effect, Lender may replace the Index Rate or

any then current Successor Rate in accordance with this Section 2.4(c) with another alternative benchmark rate and a Spread Adjustment, giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities and any recommendations of a relevant Governmental Authority, and which Spread Adjustment or method for calculating such Spread Adjustment shall be published on an information service as selected by Lender from time to time in its reasonable discretion.

(iii) If the Successor Rate is based on Daily Simple SOFR, interest shall be due and payable on a monthly basis.

(iv) Any such alternative benchmark rate and Spread Adjustment shall constitute a Successor Rate hereunder. Any such Successor Rate shall become effective on the date set forth in a written notice provided by Lender to Borrower, and, for the avoidance of doubt, from and after such date, (x) each Advance and all outstanding amounts hereunder shall bear interest at the Successor Rate plus the Applicable Margin, and (y) all references herein and in any other Loan Documents to "Index Rate" shall mean and refer to the Successor Rate.

(v) Notwithstanding anything to the contrary herein, if the Successor Rate would be less than the Index Floor, the Successor Rate will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents. Further, if the interest rate to be replaced is rounded upwards to the next 1/8th of 1% under the terms of this Agreement or any Loan Document, the Successor Rate shall also be rounded up to the next 1/8th of 1%; provided further that this provision governing rounding shall not apply if Borrower has a Rate Contract in effect with respect to all or part of an Advance.

(vi) Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, or any other matter related to the Index Rate or any Successor Rate, including the selection of such rate, any related Spread Adjustment, or any Conforming Changes, or whether the composition or characteristics of any Successor Rate and Spread Adjustment or Conforming Changes will be similar to, or produce the same value or economic equivalence of, the initial Index Rate.

(vii) Notwithstanding anything to the contrary contained herein, if, after the Closing Date, Borrower enters into a Rate Contract with respect to all or part of an Advance and the floating interest rate under the Rate Contract is Daily Simple SOFR, Lender may replace the Index Rate hereunder with Daily Simple SOFR and a Spread Adjustment without consent of any other party hereto; *provided* further that, if subsequent thereto, Lender and Borrower amend such Rate Contract to include, or terminate such Rate Contract and enter into a new Rate Contract with, a floating interest rate thereunder of the original Index Rate, then Lender may further replace Daily Simple SOFR hereunder with the original Index Rate (and a Spread Adjustment, if applicable) hereunder without consent of any other party hereto; and, in either such event, (A) such rate shall be a Successor Rate hereunder, and (B) Lender shall provide written notice thereof to Borrower.

(d) Illegality. Notwithstanding any other provisions hereof, if any Law shall make it unlawful for Lender to make, fund or maintain Index Rate Loans, Lender shall promptly give notice of such circumstances to Borrower. In such an event, (i) the commitment of Lender to make or continue Index Rate Loans shall be immediately suspended and (ii) all amounts outstanding hereunder and any additional Advances shall bear interest at a rate equal to the Prime Index plus the Applicable Margin; *provided*, however, that if the Prime Index would be less than the Index Floor, the Prime Index will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents.

(e) Increased Costs. If, after the Closing Date, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the Index Rate pursuant to the provisions of this Agreement), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by Lender, or (ii) shall impose on Lender any other condition affecting its Index Rate Loans, any of its notes issued pursuant hereto (if any) or its obligation to make Index Rate Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) Lender of making or maintaining any Index Rate Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under any of its notes issued pursuant hereto (if any) with respect thereto, then upon demand by Lender, Borrower shall promptly pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction.

(f) Conforming Changes. In connection with the use, implementation, or administration of the Index Rate, including any temporary or permanent replacement for the Index Rate, Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes in connection with the implementation, use or administration of the Index Rate, or any temporary or permanent replacement of the Index Rate.

2.5. Letters of Credit. Subject to and in accordance with the terms and conditions contained herein and in the other Loan Documents, Borrower may utilize up to $500,000 of the Revolving Loan Commitment to issue Letters of Credit from time to time. For the avoidance of any doubt, all Letter of Credit Obligations, including any amounts advanced hereunder for the issuance of Letters of Credit, shall constitute part of the Revolving Exposure for purposes of reducing Borrowing Availability and shall be subject to Lender's standard fees for Letters of Credit.

2.6. General Provisions Regarding Payment. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (Orlando, Florida time) on the day when due in immediately available funds in Dollars to the deposit account at Lender specified by Lender in accordance with its policies and procedures from time to time (the "Payment Account"). For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Payment Account prior to noon Orlando, Florida time. Payments received in the Payment Account after noon Orlando, Florida time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day so long as such funds are available funds.

2.7. Taxes. All payments of principal and interest on the Advances and all other amounts payable hereunder or any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable Law. If any Indemnified Taxes are directly asserted against Lender (or any of its Affiliates) with respect to a payment received hereunder or any other Loan Document or with respect to, or arising from, the obligations of the Loan Parties under any Loan Document, the Loan Parties shall jointly and severally indemnify Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender and any reasonable, out-of-pocket expenses arising therefrom or with respect thereto (including reasonable, out-of-pocket attorneys' or tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive and binding absent manifest error.

2.8. Capital Adequacy. If Lender or any Person controlling Lender shall reasonably determine that any Change in Law has or would have the effect of reducing the rate of return on Lender's or such controlling Person's capital as a consequence of Lender's obligations hereunder or under any Letter of Credit to a level below that which Lender or such controlling Person could have achieved but for such Change in Law, then from time to time, upon demand by Lender, Borrower shall promptly pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction.

2.9. Notes. Lender may request that Advances made by it be evidenced by a promissory note (a "Note"). In such event, Borrower shall prepare, execute and deliver to Lender a Note payable to the order of Lender (or, if requested by Lender, to Lender and its registered assigns) and in a form approved by Lender.

2.10. Obligations Cross-Collateralized and Cross-Defaulted. Borrower acknowledges that all Obligations are (i) cross-collateralized, meaning that the Collateral secures the payment of all Obligations, and (ii) cross-defaulted, meaning that a default under any of the Obligations shall constitute a default under all of the Obligations.

3. REPRESENTATIONS AND WARRANTIES

To induce Lender to make the Advances and to incur Letter of Credit Obligations, Borrower hereby makes the following representations and warranties to Lender as of the Closing Date, as of the date of the making of each Advance (or other extension of credit), as of the date any Advance is accepted by Borrower, and as of any other date such representations and warranties are deemed made pursuant to the terms of the other Loan Documents, each and all of which shall survive the execution and delivery of this Agreement.

3.1. Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the State of its incorporation, has the power and authority to carry on its business and to enter into and perform all documents relating to this loan transaction, and is qualified and licensed to do business in each jurisdiction in which such qualification or licensing is required, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. All information provided to Lender with respect to Borrower and its operations is true and correct.

3.2. Due Authorization. The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized by all necessary action, and shall not contravene any material law or any governmental rule or order binding on Borrower, or the articles of incorporation and code of regulations or by-laws of Borrower, nor violate any material agreement or instrument by which Borrower is bound nor result in the creation of a Lien on any assets of Borrower except the Lien granted to Lender pursuant to the Loan Documents. Borrower has duly executed and delivered to Lender the Loan Documents and they are valid and binding obligations of Borrower enforceable according to their respective terms, except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting the rights of creditors generally. No notice to, or consent by, any governmental body is needed in connection with this transaction.

3.3. Litigation. There are no suits or proceedings pending or threatened against or affecting Borrower, and no proceedings before any governmental body are pending or threatened against Borrower.

3.4. Margin Stock. No part of the proceeds of any Advance from Lender shall be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Lender, Borrower shall furnish to Lender statements in conformity with the requirements of Federal Reserve Form U-1.

3.5. Business. Borrower is not a party to or subject to any agreement or restriction that may have a Material Adverse Effect.

3.6. Licenses, etc. Borrower has obtained any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business, except where failure to obtain any of the foregoing could not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other person or entity, except where failure to possess any of the foregoing could not, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect. All of the foregoing are in full force and effect and none of the foregoing are in known conflict with the rights of others.

3.7. Laws. Borrower is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon Borrower by any law or by any governmental authority, court or agency.

3.8. Title. Borrower has good and marketable title to the assets reflected on the most recent balance sheet submitted to Lender, free and clear from all Liens, except for Permitted Liens.

3.9. Defaults. Borrower is in compliance with all material agreements applicable to it and there does not now exist any default or violation by Borrower of or under any of the terms, conditions or obligations of (i) its articles of incorporation and code of regulations or by-laws or (ii) any material indenture, mortgage, deed of trust, franchise, permit, contract, agreement or other instrument to which Borrower is a party or by which it is bound and the consummation of the transactions contemplated herein by this Agreement shall not result in such default or violation.

3.10. Environmental Laws.

(a) Borrower has obtained all material permits, licenses and other authorizations or approvals which are required under Environmental Laws and Borrower is in compliance in all material respects with all terms and conditions of the required permits, licenses, authorizations and approvals, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws.

(b) Borrower is not aware of, and has not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance, in any material respect, with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

(c) There is no civil, criminal or administrative action suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened against Borrower, relating in any way to Environmental Laws.

(d) "Environmental Laws" means all federal, state, local and foreign laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or

threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, codes, plans, orders, decrees, judgments, injunctions, notices or demand letters issued, entered promulgated or approved thereunder.

3.11. Subsidiaries and Partnerships. Borrower has no subsidiaries and is not a party to any partnership agreement or joint venture agreement.

3.12. ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, Borrower and all individuals or entities that, along with Borrower, would be treated as a single employer under ERISA or the Internal Revenue Code of 1986, as amended (an "ERISA Affiliate"), are in compliance with all of their obligations to contribute to any "employee benefit plan" as that term is defined in Section 3(3) of ERISA. Borrower and each of its ERISA Affiliates are in full compliance with ERISA, and there exists no event described in Section 4043(b) thereof ("Reportable Event"). "ERISA" means the federal Employee Retirement Income Security Act of 1974, and any regulations promulgated thereunder from time to time, as amended or as may be replaced by a successor statute.

3.13. Financial Condition. All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Lender are true and correct and have been prepared in accordance with generally accepted accounting principles consistently applied. Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets either since the Closing Date (if applicable) or since the submission of the most recent financial information to Lender.

3.14. Solvency. Borrower is Solvent and upon consummation of the transactions contemplated herein will be Solvent. "Solvent" means that: (i) the total amount of Borrower's assets is in excess of the total amount of its liabilities (including contingent liabilities), at a fair valuation; (ii) Borrower does not have unreasonably small capital for the business and transactions in which Borrower is engaged or is about to engage; and (iii) Borrower does not intend to or believe it will incur obligations beyond its ability to pay as they become due.

3.15. Locations of Inventory and Equipment. The locations listed on Schedule 3.15 constitute all locations at which Borrower's Inventory and/or Equipment is located, and Borrower has exclusive possession and/or control of its Equipment and Inventory.

3.16. Location of Chief Executive Office. Borrower's chief executive office address is listed on Schedule 3.16.

4. AFFIRMATIVE COVENANTS

Borrower hereby agrees, from and after the date hereof and until the Termination Date, as follows:

4.1. Access to Business Information. Borrower shall maintain proper books of accounts and records and enter therein complete and accurate entries and records of all of its transactions in accordance with generally accepted accounting principles consistently applied in accordance with past practices and give representatives of Lender access thereto at all reasonable times, including permission to: (i) examine, copy and make abstracts from any such books and records and such other information which might be helpful to Lender in evaluating the status of the Obligations as it may reasonably request from time to time,

and (ii) communicate directly with any of Borrower's officers, employees, agents, accountants or other financial advisors with respect to the business, financial conditions and other affairs of Borrower.

4.2. Inspection of Collateral. Borrower shall give Lender reasonable access to the Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.

4.3. Financial Statements. Borrower shall maintain a standard and modern system for accounting and shall furnish to Lender all financial statements and other documents required in Section 7 of this Agreement.

4.4. Tax Returns. Upon request of Lender, Borrower shall provide copies of all federal, state and local income tax returns and such other information as Lender may reasonably request.

4.5. Condition and Repair. Borrower shall maintain its equipment and all Collateral used in the operation of its business in good repair and working order and shall make all appropriate repairs, improvements and replacements thereof so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

4.6. Insurance. At its own cost, Borrower shall obtain and maintain insurance against (i) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower and, in any event, sufficient to fully protect Lender's interest in the Collateral, and (ii) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as Borrower. All such policies shall (A) be issued by financially sound and reputable insurers, (B) name Lender as an additional insured and, where applicable, as loss payee under a Lender loss payable endorsement satisfactory to Lender, and (C) shall provide for thirty (30) days written notice (or ten (10) days in the case cancelation due to nonpayment of premium) to Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may request from time to time.

4.7. Taxes. Borrower shall pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon (*provided, however*, that extensions for filing and payment of such taxes shall be permitted hereunder if disclosed to and consented to by Lender), and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a Lien upon any of its assets, *provided* that (unless any material item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, if Lender is notified in advance of such contest and if Borrower establishes an adequate reserve or other appropriate provision required by generally accepted accounting principles and deposits with Lender cash or bond in an amount acceptable to Lender.

4.8. Existence; Business. Borrower shall (i) maintain its existence as a Nevada corporation, (ii) continue to engage primarily in business of the same general character as that now conducted, and (iii) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

4.9. Compliance with Laws. Borrower shall comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower's business, assets or prospects and shall immediately notify

Lender of any violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding any environmental or safety and health rule, regulation, statute, ordinance or law. Borrower shall obtain and maintain any and all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.10. Notice of Default. Borrower shall, within ten (10) days of its knowledge thereof, give written notice to Lender of: (i) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default, and (ii) the occurrence of any event or the existence of any condition which would prohibit or limit the ability of Borrower to reaffirm any of the representations or warranties, or to perform any of the covenants, set forth herein or in the other Loan Documents.

4.11. Costs. Borrower shall reimburse Lender for any and all reasonable and documented fees, costs and expenses including, without limitation, reasonable attorneys' fees and paralegal fees incurred in connection with litigation, mediation, arbitration, other alternate dispute processes, administrative proceedings and appeals of all of the same, other professionals' fees, appraisal fees, environmental assessment fees (including Phase I and Phase II assessments), field exam audits, expert fees, court costs, litigation, documentary stamp taxes, if any, intangible taxes, if any, and other expenses (collectively, the "Costs") incurred or paid by Lender or any of its officers, employees or agents in connection with: (i) the preparation, negotiation, procurement, review, administration or enforcement of the Loan Documents or any instrument, agreement, document, policy, consent, waiver, subordination, release of lien, termination statement, satisfaction of mortgage, financing statement or other lien search, recording or filing related thereto (or any amendment, modification or extension to, or any replacement or substitution for, any of the foregoing), whether or not any particular portion of the transactions contemplated during such negotiations is ultimately consummated, and (ii) the defense, preservation and protection of Lender's rights and remedies thereunder, including without limitation, its security interest in the Collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or proceedings or otherwise. The Costs shall be due and payable upon demand by Lender. If Borrower fails to pay the Costs when upon such demand, Lender is entitled to disburse such sums as Obligations. Thereafter, the Costs shall bear interest from the date incurred or disbursed at the highest rate set forth in this Agreement. This provision shall survive the termination of this Agreement and the other Loan Documents and/or the repayment of any amounts due or the performance of any Obligation.

4.12. Depository/Banking Services. Lender shall be the principal depository in which substantially all of Borrower's funds are deposited, and the principal bank of account of Borrower, as long as any Obligations are outstanding, and Borrower shall grant Lender the first and last opportunity to provide any corporate banking services required by Borrower and its Affiliates.

4.13. Other Amounts Deemed Loans. If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligation, Lender may, but shall not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower. To the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower shall be deemed Obligations under this Agreement and the other Loan Documents, and Borrower's payments under this Agreement may be increased to provide for payment of such Obligations plus interest thereon.

4.14. Further Assurances. Borrower shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or

instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Loan Documents and the transactions contemplated thereby.

4.15. Post-Closing Covenants. No later than thirty (30) days after the Closing Date, the Borrower shall cause to be delivered to Lender landlord waivers for the locations leased by Borrower at (i) 7100 and 7200 Technology Drive, West Melbourne, Florida 32904 and (ii) 1619 NW 136th Avenue Sunrise, Florida 33323.

5. NEGATIVE COVENANTS

Borrower agrees that from and after the date hereof until the Termination Date:

5.1. Asset Dispositions, Etc. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer, undergo a statutory division, sell and leaseback, or otherwise dispose of or grant any person an option to acquire (whether in one or a series of transactions) any property (including the Stock of any Subsidiary, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse), or enter into any agreement to do any of the foregoing, except for (a) bona fide sales of Inventory in the ordinary course of business, (b) dispositions of property which is obsolete, substantially worn, damaged, negligible, uneconomical, surplus or otherwise not used or useful in its business, (c) non-exclusive licenses of intellectual property in the ordinary course of business, (d) dispositions of assets any Loan Party to any Loan Party, (e) leasing of real property in the ordinary course of business (subject to Section 5.4 below) at market rents, (f) dispositions of accounts receivable in connection with the collection or compromise thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss in the ordinary course of business, and (g) the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes.

5.2. Indebtedness. Borrower shall not incur, create, assume or permit to exist any additional Indebtedness for borrowed money (other than the Obligations) or Indebtedness on account of deposits, advances or progress payments under contracts, notes, bonds, debentures or similar obligations or other indebtedness evidenced by notes, bonds, debentures, capitalized leases or similar obligations except for (a) Permitted Purchase Money Indebtedness, (b) other such unsecured Indebtedness in an aggregate amount not to exceed $600,000 for all Loan Parties in any fiscal year, (c) Indebtedness of any Loan Party to any other Loan Party (*provided*, that such Indebtedness shall be evidenced by such documentation as Lender may reasonably require), (d) as long as no Event of Default exists or would arise from the incurrence thereof, obligations (contingent or otherwise) of any Loan Party existing or arising under any Rate Contract with the Lender, (e) as long as no Event of Default exists or would arise from the incurrence thereof, Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, provided such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (f) obligations in respect of corporate credit card purchases incurred in the ordinary course of business and in an amount not to exceed $100,000 in the aggregate at any time outstanding and other amounts so long as such charges are paid within one billing cycle, (g) Indebtedness owed to any Person providing workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business, (h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, and (i) guarantees in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners.

5.3. Prepayments. Borrower shall not voluntarily prepay any Indebtedness owing by Borrower prior to the stated maturity date thereof other than (i) the Obligations and (ii) Indebtedness to trade creditors where the prepayment shall result in a discount on the amount due.

5.4. Leases. Borrower shall not enter into any lease of real or personal property as the lessee, or become or remain liable in any way whether by assignment, as guaranty or other surety, if the aggregate amount of all payments due under such lease and all other leases of all the Loan Parties then in effect would exceed $600,000 in any fiscal year.

5.5. Pledge or Encumbrance of Assets. Other than the Permitted Liens, Borrower shall not create, incur, assume or permit to exist, arise or attach any Lien in any present or future asset. Borrower shall not create or permit, directly or indirectly, any prohibition or restriction on the creation or existence of a Lien in favor of Lender upon the assets of Borrower nor create any contractual obligation which may restrict or inhibit Lender's rights or abilities to sell or otherwise dispose of all or any part of any Collateral after the occurrence of an Event of Default.

5.6. Guarantees and Loans. Borrower shall not enter into any direct or indirect guarantees other than by endorsement of checks for deposit or other than in the ordinary course of business, nor make any advance or loan, including, without limitation, loans and advances to employees of Borrower, other than such advances or loans extended in the ordinary course of business as presently conducted.

5.7. Issuances and Distributions. After the occurrence and during the continuance of any Event of Default, Borrower shall not issue any additional shares of its capital stock or memberships or other forms of ownership interests, as applicable, nor grant any warrants, options or other rights to purchase any of the foregoing. If before or after giving effect to any distribution or issuance there is any occurrence or continuation of any Event of Default, Borrower shall not (i) declare or pay any dividend or distributions (except stock or other ownership interest dividends) on its capital stock or other ownership interests, (ii) make any payments of any kind to its shareholders or members (including, without limitation, debt repayments, payments for goods or services or otherwise, but excluding ordinary salary payments to shareholders or members employed by Borrower) or (iii) redeem any shares of its capital stock or other ownership interests in any fiscal year, unless in each case prior to and after giving effect to such action, no Event of Default is continuing. Notwithstanding the foregoing, if Borrower elects to be taxed as an "S" corporation or a partnership for federal income tax purposes, distributions to Borrower's shareholders or members shall be permitted in amounts necessary to cover federal and state income tax liabilities payable solely as a result of income of Borrower being included in such shareholders' or members' tax returns which distributions shall be in amounts necessary to pay such shareholders' or members' tax obligations based upon such income derived from Borrower; such distributions may be made only so long as no Event of Default has occurred prior to such distributions or shall occur as a result of such distribution.

5.8. Merger and Other Corporate Structures. Borrower shall not (a) change its capital structure, (b) merge or consolidate with any entity, or undergo any statutory division, or (c) amend or change its articles of incorporation and code of regulations or by-laws.

5.9. Transactions with Affiliates. Borrower shall not (i) directly or indirectly issue any guarantee for the benefit of any of its Affiliates, (ii) directly or indirectly make any loans or advances to, or investments in, any of its Affiliates, (iii) enter into any transaction with any of its Affiliates, other than transactions entered into in the ordinary course of business upon fair and commercially reasonable terms determined by Lender to be no less favorable to Borrower than could be obtained in a comparable arms-length transaction with an unaffiliated person, or (iv) divert (or permit anyone to divert) any of its business opportunities to any Affiliate or any other corporate or business entity in which Borrower or its shareholders holds a direct or indirect interest; *provided*, that neither the foregoing nor any other provision herein shall

prohibit (a) transactions between or among the Loan Parties not involving any other Affiliate, (b) the payment of reasonable fees to directors of Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business, and (c) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Borrower's board of directors, subject to Section 5.7 above.

5.10. Investments. Borrower shall not purchase or hold beneficially any stock, securities or evidences of indebtedness of, or make any investment or acquire any interest in, or make any advance or loan to, or assume any liability on behalf of, any other individual, partnership, company, association or other business enterprise or entity other than short term investments of excess working capital in one or more of the following: (i) investments (of one year or less) in direct or guaranteed obligations of the United States, or any agencies thereof; and (ii) investments (of one year or less) in certificates of deposit of banks or trust companies organized under the laws of the United States or any jurisdiction thereof, provided that such banks or trust companies are insured by the Federal Deposit Insurance Corporation and have capital in excess of $25,000,000; and (iii) Permitted Acquisitions.

6. FINANCIAL COVENANTS

6.1. Financial Covenants. Borrower shall not breach or fail to comply with any of the following financial covenants:

(a) Total Funded Debt Ratio. Borrower shall not permit the Total Funded Debt Ratio, as of the end of any Fiscal Quarter, to be more than 2.00 to 1.00 for the period of four Fiscal Quarters ending on such date.

(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the end of any Fiscal Quarter, shall not be less than 1.20 to 1.0, so long as any of the Obligations remain outstanding, as measured on a rolling twelve month basis.

7. FINANCIAL STATEMENTS AND INFORMATION

7.1. Reports and Notices.

(a) Borrower hereby agrees that from and after the Closing Date and until the Termination Date, Borrower shall maintain a standard and modern system for accounting and shall deliver (or, as applicable, cause to be delivered) to Lender the financial statements, notices, projections and other information at the times and in the manner set forth below, and all in form and substance reasonably acceptable to Lender:

(i) Borrower shall cause Parent to deliver each of the financial statements and Compliance Certificates required by Section 3(c) of Parent's Guaranty as and when due.

(ii) Immediately upon any officer of Borrower obtaining knowledge of any condition or event which constitutes or, after notice or lapse of time or both, would constitute an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Borrower has taken or is taking or proposes to take in respect thereof.

(iii) Upon request of Lender, copies of all federal, state and local income

tax returns and such other information as Lender may reasonably request.

(b) Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver (or, as applicable, cause to be delivered) to Lender the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 7.1(b)) at the times and in the manner set forth below, and all in form and substance acceptable to Lender:

(i) Within 30 days after the end of each calendar month, an accounts receivable aging report, an accounts payable aging report, inventory listing and a Borrowing Base Certificate.

(ii) Within 120 days after the end of each fiscal year-end, an annual budget report.

7.2. Communication with Accountants. Borrower authorizes Lender to communicate directly with its independent certified public accountants, including MSL, PA and authorizes and shall instruct those accountants and advisors to communicate to Lender information relating to any Loan Party with respect to the business, results of operations and financial condition of any Loan Party.

8. CONDITIONS PRECEDENT.

8.1. Conditions to the Initial Advances. Lender shall not be obligated to make any Advance or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Lender, or waived in writing by Lender:

(a) Credit Agreement; Loan Documents. This Agreement and the other Loan Documents or counterparts hereof and thereof shall have been duly executed by, and delivered to, Borrower, each other Loan Party, and Lender; and Lender shall have received such documents, instruments, agreements and legal opinions as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Lender.

(b) Approvals. Lender shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer's certificate in form and substance reasonably satisfactory to Lender affirming that no such consents or approvals are required.

(c) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date, and shall have reimbursed Lender for all Fees, costs and expenses of closing presented as of the Closing Date.

(d) Capital Structure: Other Indebtedness. The capital structure of each Loan Party and Subsidiary and the terms and conditions of all Indebtedness of each Loan Party and Subsidiary shall be acceptable to Lender in its sole discretion.

(e) KYC Information; Beneficial Ownership. Lender shall have received (i) documentation and other information reasonably requested by Lender in order to comply with applicable law, including the USA PATRIOT Act, and (ii) to the extent Borrower qualifies as a "legal entity customer" under the Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(f) Due Diligence. Lender shall have completed its business and legal due diligence, including a roll-forward of its previous Collateral audit with results reasonably satisfactory to Lender.

(g) Minimum EBITDA. Borrower shall have delivered evidence satisfactory to lender that the Loan Parties' consolidated EBITDA for the trailing twelve month period is greater than or equal to $6,500,000.

8.2. Further Conditions to Each Advance. Lender shall not be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof:

(a) (i) any representation or warranty by any Loan Party contained herein or in any other Loan Document, or which are contained in any certificate or other document furnished at any time under or in connection herewith or therewith, is untrue or incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality or Material Adverse Effect in the text thereof), except to the extent that such representation or warranty expressly relates to an earlier date in which case such representation or warranty is untrue or incorrect in any material respect as of such earlier date (except that such material qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and, in each case, except for changes therein expressly permitted or expressly contemplated by this Agreement, and (ii) Lender shall have determined not to make such Advance or incur such Letter of Credit Obligation as a result thereof;

(b) (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Lender shall have determined not to make such Advance or incur such Letter of Credit Obligation as a result thereof;

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding aggregate amount of the Revolving Exposure would exceed the lesser of the Borrowing Base and the Maximum Revolver Amount; or

(d) an event shall have occurred, or a condition shall exist, which has or could be reasonably expected to have a Material Adverse Effect.

The request and acceptance by Borrower of the proceeds of any Advance (including the incurrence of any Letter of Credit Obligations) shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by each Loan Party that the conditions in this Section 8.2 have been satisfied and (ii) a reaffirmation by each Loan Party of the granting and continuance of Lender's Liens on the Collateral pursuant to the Collateral Documents.

9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default":

(a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Advances or any of the other Obligations when due and payable, including any failure to cure any Overadvance in accordance with this Agreement, or (ii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within five (5) days following Lender's demand for such reimbursement or payment of expenses.

(b) Any representation or warranty of Borrower or any Guarantor set forth in this Agreement or any other Loan Document or in any agreement, instrument, document, certificate or financial statement evidencing, guarantying, securing or otherwise related to any Obligation shall be materially inaccurate or misleading.

(c) Borrower or any Guarantor shall fail to observe or perform any other term or condition of this Agreement or any other Loan Document or any other term or condition set forth in any agreement, instrument, document, certificate, or financial statement evidencing, guarantying, or otherwise related to any Obligation, or Borrower or any Guarantor shall otherwise default in the observance or performance of any covenant or agreement set forth in any of the foregoing (in each case exclusive of those defaults covered by the other clauses of this Section 9.1) and fails to cure such default by the date that is 30 days after the earlier of the date: (i) Lender notifies Borrower of such default or (ii) on which any Borrower or Guarantor has knowledge of such default; *provided* that such 30-day grace period shall not apply to: (A) a breach of any covenant that, in Lender's good faith judgment, cannot be cured; (B) any failure to maintain insurance, any failure to permit inspection by Lender or its agents of any of the Collateral or books and records of Borrower or any Guarantor, in each case in accordance with this Agreement or any other Loan Document; (C) any failure of Borrower or any Guarantor to notify Lender of the occurrence of any event or occurrence in accordance with this Agreement or any other Loan Document; (D) any breach of any negative covenant set forth in Section 5 or any financial covenant set forth in Section 6.1; (E) a breach or default of any other Loan Document if a period of cure is expressly provided for in such other Loan Document with respect to a breach or default under such other Loan Document; (F) reserved; or (G) a breach or default under Section 7.1 (a) and Section 7.1 (b) in which case a 5 Business Day grace period shall apply.

(d) The dissolution or liquidation of Borrower or of any endorser or guarantor of the Obligations, or the merger or consolidation of any of the foregoing with a third party, or statutory division of the foregoing, or the lease, sale or other conveyance of a material part of the assets or business of any of the foregoing to a third party outside the ordinary course of its business, or the lease, purchase or other acquisition of a material part of the assets or business of a third party by any of the foregoing.

(e) Any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the issued and outstanding shares of capital Stock of Parent having the right to vote for the election of directors of Parent under ordinary circumstances; (b) during any period of 12 consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Parent ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower, or (d) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

(f) The creation of any Lien (except a Lien to Lender or other Permitted Liens) on, the institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a judgment for the payment of money in an aggregate amount in excess of $100,000 against, the subjection to a statutory division, or the seizure of, any of the property of Borrower or any endorser or guarantor hereof including, without limitation, any property deposited with Lender.

(g) In the reasonable judgment of Lender in good faith, any Material Adverse Effect occurs, or Lender deems itself insecure.

(h) A commencement by Borrower or any Guarantor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of Borrower in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Borrower or any Guarantor, or for any substantial part of the property of Borrower or any Guarantor, or ordering the wind-up or liquidation of the affairs of Borrower or any Guarantor; or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Borrower of any general assignment for the benefit of creditors; or the failure of Borrower or any Guarantor generally to pay its debts as such debts become due; or the taking of action by Borrower or any Guarantor in furtherance of any of the foregoing.

(i) Nonpayment by Borrower of any Rate Contract Obligation when due or the breach by Borrower of any term, provision or condition contained in any Rate Contract beyond any applicable cure period.

(j) A Loan Party defaults under the terms of any other Indebtedness for borrowed money or lease that, individually or in the aggregate (when added to all other Indebtedness, if any, of any one or more Loan Party then in default), involves Indebtedness for borrowed money or lease payments in excess of $600,000 and such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness for borrowed money or lease payments and such default is not cured within any applicable cure period.

(k) The revocation or attempted revocation of any Guaranty by a Guarantor before the termination of such Guaranty in accordance with its terms, or the assignment or attempted assignment of any Guaranty by a Guarantor.

9.2. Remedies.

Upon the occurrence, and at any time during the continuance, of an Event of Default, Lender may cease advancing money hereunder, and Lender may elect to exercise any one or more of the following remedies, all without presentment, demand, protest or notice of any kind, as the same are hereby expressly waived by all Loan Parties, unless otherwise required by applicable law:

(a) cease advancing any Advances and declare all Obligations to be immediately due and payable, whereupon such Obligations shall immediately become due and payable, and terminate this Agreement and all obligations of Lender under this Agreement; *provided* that this Agreement and the Obligations shall be accelerated automatically and immediately if an Event of Default occurs under Section 9.1(g);

(b) proceed to enforce payment of the Obligations and to realize upon the Collateral, including causing all or any part of the Collateral to be transferred or registered in its name or in the name of any other Person, with or without designation of the capacity of such nominee, and Loan Parties shall be liable for any deficiency remaining after disposition of any Collateral;

(c) offset and apply to all or any part of the Obligations, all moneys, credits and other property of any nature whatsoever of each Loan Party now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by a Loan Party individually or jointly with another Person), Lender or its Affiliates, including certificates of deposit; and/or

(d) exercise any and all rights and remedies provided by applicable law and the Loan Documents.

No remedy set forth herein is exclusive of any other available remedy or remedies, but each is cumulative and in addition to every other remedy available under this Agreement, the Loan Documents or as may be now or hereafter existing at law, in equity or by statute, and each may be exercised together, separately and in any order. The Loan Parties hereby expressly waive any requirement of marshaling of assets that may be secured by any of the Loan Documents.

9.3. Application of Proceeds.

(a) After Event of Default. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Loan Party irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower or any Guarantor of all or any part of the Obligations and any and all proceeds of Collateral received by Lender, and, as between the Loan Parties on the one hand and Lender on the other, Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations and any and all proceeds of Collateral received by Lender in such manner as Lender may deem advisable notwithstanding any previous application by Lender.

(b) Residuary. Any balance remaining after giving effect to the applications set forth in this Section 9.3 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

9.4. Waivers by Loan Parties. Except as otherwise provided for in this Agreement or by applicable Law, each Loan Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender's taking possession or control of, or to Lender's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption Laws.

10. EXPENSES AND INDEMNITY

10.1. Expenses. Each Loan Party hereby jointly and severally agrees to promptly pay (i) all reasonable actual and documented costs and out of pocket expenses of Lender (including the reasonable fees, costs and expenses of counsel to, and independent appraisers and consultants retained by, Lender) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Loan Documents, in connection with the performance by Lender of its rights and remedies under the Loan Documents and in connection with the continued administration of the Loan Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Loan Documents, (B) any periodic public record searches conducted by or at the request of Lender (including title investigations, Uniform Commercial Code searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability company, partnership and related records concerning the continued existence, organization and good standing of certain Persons), and (C) any appraisals and any internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-

of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Lender for its examiners or charged to Lender by third-party examiners)), (ii) without limitation of the preceding clause (i), all reasonable actual costs and out of pocket expenses of Lender in connection with (A) the creation, perfection and maintenance of Liens pursuant to the Loan Documents and (B) protecting, storing, insuring, handling, maintaining or selling any Collateral, (iii) without limitation of the preceding clause (i), all actual costs and out of pocket expenses of Lender in connection with (A) any litigation, dispute, suit or proceeding relating to any Loan Document and (B) any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all of the Loan Documents, and (iv) all actual costs and out of pocket expenses incurred by Lender in connection with any litigation, dispute, suit or proceeding relating to any Loan Document and in connection with any workout, collection, bankruptcy, insolvency, post-judgment or other enforcement proceedings under any and all Loan Documents, *provided*, that to the extent that the actual costs and expenses referred to in this clause (iv) consist of reasonable fees, costs and expenses of counsel, Borrower shall be obligated to pay such reasonable fees, costs and expenses for counsel to Lender and local counsel to Lender in each relevant jurisdiction.

10.2. Indemnity. Each Loan Party hereby agrees to indemnify, pay and hold harmless Lender and the Affiliates, officers, directors, employees, trustees, agents, investment advisors, collateral managers, servicers, and counsel of Lender (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Loan Party or any Affiliate thereof, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Lender) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Loan Documents (including (i) (A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by a Loan Party or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Loan Party, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Advances and Letters of Credit, except that the Loan Parties shall not have any obligation under this Section to an Indemnitee with respect to any liability resulting solely from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, the Loan Parties shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT CONTAINS INDEMNIFICATION PROVISIONS IN THIS SECTION 10.2 THAT APPLY TO, AND EACH LOAN PARTY HEREBY ACKNOWLEDGES AND AGREES THAT THE FOREGOING INDEMNITY SHALL BE APPLICABLE TO, ANY LOSSES, DAMAGES AND LIABILITIES THAT HAVE RESULTED FROM OR ARE ALLEGED TO HAVE RESULTED FROM THE ACTIVE OR PASSIVE OR THE SOLE, JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF LENDER OR ANY OTHER INDEMNITEE UNDER THIS SECTION 10.2.

11. MISCELLANEOUS

11.1. Survival. All agreements, representations and warranties made herein and in every other Loan Document shall survive the execution and delivery of this Agreement and the other Loan Documents. The provisions of Sections 2.4(e), 2.7, 2.8, 10, and 11 shall survive the payment of the Obligations and any termination of this Agreement.

11.2. No Waivers. No failure or delay by Lender in exercising any right, power or privilege under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by Law. Any reference in any Loan Document to the "continuing" nature of any Event of Default shall not be construed as establishing or otherwise indicating that Borrower or any other Loan Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Loan Documents.

11.3. Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, e-mail, electronic submissions or similar writing, but not facsimile transmission) and shall be given to such party at its address or e-mail address set forth on the signature pages hereof or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Lender and Borrower; *provided*, that notices, requests or other communications shall be permitted by e-mail or other electronic submissions only in accordance with the provisions of Section 11.3(b). Each such notice, request or other communication shall be effective (i) if given by e-mail or other electronic submissions, as set forth in Section 11.3(c) or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, notices, requests and other communications delivered by facsimile transmission do not satisfy the requirements of this Section 11.3.

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites); *provided*, that (i) the foregoing shall not apply to notices sent directly to any party hereto if such party has notified Lender that it has elected not to receive notices by electronic communication (which election may be limited to particular notices) and (ii) any Notice of Borrowing or any other notices regarding request for advances hereunder shall be delivered or furnished by Borrower by electronic communication in accordance with all procedures established by or otherwise acceptable to Lender from time to time in its sole discretion.

(c) Unless Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; *provided*, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

11.4. Severability. In case any provision of or obligation under this Agreement or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and

enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.5. Amendments and Waivers. No provision of this Agreement or any other Loan Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrower and Lender. Notwithstanding the foregoing, Borrower and each of the other Loan Parties hereby authorize Lender to (i) correct any patent (or scrivener's) errors or other erroneous content in the Loan Documents, (ii) date any dates and fill in any blanks or other missing content in any of the Loan Documents, and (iii) replace or substitute pages, as applicable, in each Loan Document that were changed to correct such errors or fill in such dates, missing content or blanks (each a "Corrected Document"), in each case, without the need for a written amendment signed by the parties; *provided* that Lender shall promptly send a copy of any such Corrected Document to Borrower (which copy may be given by electronic mail). Without limiting the generality of any of the foregoing, Borrower further covenants that it shall, and shall cause each of the other Loan Parties to, execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered (or, as applicable, re-execute, re-acknowledge and re-deliver), (A) each agreement, instrument or other document that was incorrectly drafted and signed at the Closing Date and (B) all such further assurances and other agreements, instruments or documents, and take or cause to be taken all such other actions, as Lender shall request from time to time to permit Lender to evidence or give effect to the express terms and conditions of this Agreement and the other Loan Documents and any of the transactions contemplated hereby, including to perfect (or continue the perfection of) and protect Lender's Liens upon the Collateral, and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement.

11.6. Assignments. Borrower agrees not to assign any of Borrower's rights, remedies or obligations under this Agreement or any other Loan Document. Borrower agrees that Lender may assign some or all of its rights and remedies under this Agreement or any other Loan Document without notice to, or prior consent from, Borrower.

11.7. Headings. Headings and captions used in the Loan Documents (including the Exhibits and Schedules hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

11.8. Confidentiality. Lender shall hold all non-public information regarding the Loan Parties and their respective businesses identified as such by Borrower and obtained by Lender by a Loan Party pursuant to the requirements hereof in accordance with Lender's customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to Lender's Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, auditors, professional consultants, advisors and representatives of Lender and of Lender's Affiliates (collectively, the "Related Parties" of Lender) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to rating agencies, insurance industry associations and portfolio management services, (iii) to prospective transferees or purchasers of or participants in any interest in the Advances and, as applicable, the Loan Documents, to prospective contractual counterparties (or the professional advisors thereto) in Rate Contracts permitted hereby and to prospective providers of Bank Products, *provided*, that any such Persons shall have agreed to be bound by the provisions of this Section 11.8, (iv) to the extent requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties, including any self-regulatory authority, (v) to any other Party hereto, (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (viii) as

may be required in connection with the examination, audit or similar investigation of such Person, (ix) with the consent of Borrower, (x) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section, or (B) becomes available to Lender or any of its Related Parties on a nonconfidential basis from a source other than the Loan Parties, and (xi) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, "Securitization" shall mean a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of Stock or debt securities which represent an interest in, or which are collateralized, in whole or in part, by the Advances. Confidential information shall include only such information identified as such at the time provided to Lender and shall not include information that either (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a Person other than a Loan Party, *provided*, Lender does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Lender under this Section 11.8 shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof.

11.9. Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

11.10. Reinstatement. Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated in the event that any payment, proceeds received or credit given by Lender in respect of the Obligations is returned, disgorged, or rescinded under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case, this Agreement shall be enforceable against Borrower as if the returned, disgorged, or rescinded payment, proceeds or credit had not been received or given by Lender, and whether or not Lender relied upon this payment, proceeds or credit or changed its position as a consequence of it. In the event of continuation or reinstatement of this Agreement, Borrower agrees upon demand by Lender to execute and deliver to Lender those documents which Lender determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Borrower to do so shall not affect in any way such continuation or reinstatement.

11.11. Marshaling; Payments Set Aside. Lender shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that any Loan Party makes any payment or Lender enforces its Liens or Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

11.12. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF ORANGE, STATE OF FLORIDA AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH LOAN PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH LOAN PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON EACH SUCH LOAN PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH LOAN PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE 10 DAYS AFTER THE SAME HAS BEEN POSTED.

11.13. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH LOAN PARTY AND LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

11.14. Counterparts; Integration. This Agreement and the other Loan Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or other electronic transmission (including "pdf" or "tif" format) shall bind the parties hereto. This Agreement and the other Loan Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

11.15. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.16. USA PATRIOT Act Notification. Lender hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies such Loan Party, which information includes the name and address of each Loan Party and such other information that will allow Lender to identify such Loan Party in accordance with the USA PATRIOT Act. The Loan Parties agree to, promptly following a request by Lender, provide all such other documentation and information that Lender requests in order to comply with its ongoing

obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the USA PATRIOT Act, and the Beneficial Ownership Regulation.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

BK TECHNOLOGIES, INC., a Nevada corporation

By: ______________________________
Name: Scott A. Malmanger
Title: Chief Financial Officer, Secretary and Treasurer

Borrower's Physical Address and Email for Notices:

BK Technologies, Inc.
7100 Technology Drive
West Melbourne, FL 32904
Email: Smalmanger@bktechnologies.com

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: ______________________________
Duly Authorized Signatory

Lender's Physical Address and Email for Notices:

Fifth Third Commercial Bank
200 East Robinson Street, Suite 1000
Orlando, FL 32801
Email: Nicholas.Venovski@53.com

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER:

BK TECHNOLOGIES, INC., a Nevada corporation

By:__________________________________
Name: Scott A. Malmanger
Title: Chief Financial Officer, Secretary and Treasurer

Borrower's Physical Address and Email for Notices:

BK Technologies, Inc.
7100 Technology Drive
West Melbourne, FL 32904
Email: Smalmanger@bktechnologies.com

LENDER:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By: __________________________________
Duly Authorized Signatory

Lender's Physical Address and Email for Notices:

Fifth Third Commercial Bank
200 East Robinson Street, Suite 1000
Orlando, FL 32801
Email: Nicholas.Venovski@53.com

APPENDIX A
to
CREDIT AGREEMENT

DEFINITIONS

"Account Debtor" means any Person who may become obligated to a Loan Party under, with respect to, or on account of, an Account, any Chattel Paper or any General Intangibles (including a payment intangible).

"Accounts" means all rights, titles and interests of each Loan Party in all of such Loan Party's "accounts," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising.

"Adjusted EBITDA" means on a consolidated basis, the amount of earnings before interest, taxes, depreciation and amortization expense for the measurement period as adjusted to reflect addbacks of stock-based compensation and other addbacks and adjustments at Lender's discretion.

"Advance" means any Revolving Credit Advance.

"Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors (or managers) of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, members, managers, joint venturers and partners, and (d) in the case of a Loan Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Loan Party. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; *provided, however*, that, with respect to the Loan Parties, the term "Affiliate" shall specifically exclude Lender.

"Agreement" means the Credit Agreement, dated as of the Closing Date, by and between Borrower and Lender.

"Applicable Margin" means with respect to Revolving Credit Advances, 2.50% per annum.

"Acquisition" means an acquisition by Borrower of the majority of the equity interests in, or all or substantially all of the assets of a Target.

"Availability" means, as of any date of determination, the lesser of (i) the Maximum Revolver Amount, as of such date and (ii) the Borrowing Base, as of such date.

"Bank Product" means any of the following products, services or facilities extended to any Loan Party from time to time by Lender or any of Affiliate of Lender or any Person who was Lender or an Affiliate of Lender at the time it provided such products, services or facilities: (a) any services in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox services, stop payment services, and other treasury management services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by any Loan Party, other than Letters of Credit and Rate Contracts.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BillPayer Service” means Lender’s (or, as applicable, its Affiliate’s) then current automated bill paying service, as established and implemented by Lender (or such Affiliate) in accordance with its methods and procedures periodically in effect.

“Borrower” has the meaning ascribed thereto in the preamble to the Agreement.

“Borrowing Availability” means, as of any date of determination, Availability at such time, minus the aggregate Revolving Exposure at such time.

“Borrowing Base” means, as of the relevant date of determination, the sum of:

(a) 80% of the net amount of Borrower’s Eligible Accounts, plus

(b) 50% of the net amount of Borrower’s Eligible Government Receivables, plus

(c) the lesser of (i) the sum of (a) and (b) above and (ii) 50% of the net amount of Borrower’s Eligible Inventory;

in each case, less any Reserves established by Lender at such time. Lender may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 7.1(b) to the Agreement.

“Business Day” means any day on which commercial banks in New York, New York and Orlando, Florida are required by Law to be open for business; *provided* that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Contract with Lender is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Contract shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Rate Contract. Periods of days referred to in the Loan Documents will be counted in calendar days unless Business Days are expressly prescribed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of the Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether

or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

"Chattel Paper" means all rights, titles and interests of each Loan Party in all of such Loan Party's "chattel paper," as such term is defined in the Code, including electronic chattel paper, whether now owned or existing or hereafter acquired or arising, wherever located.

"Closing Date" means October 30, 2024.

"Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Florida, *provided*, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; *provided, further*, that in the event that, by reason of mandatory provisions of Law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Florida, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

"Collateral" means the property covered by each Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, whether now owned or existing or hereafter acquired or arising, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations.

"Collateral Documents" means each Guaranty, each Security Agreement, and all other agreements heretofore, now or hereafter entered into in favor of Lender guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.

"Commitment Termination Date" means the earliest of (a) October 30, 2025, (b) the date of termination of Lender's obligations to make Advances and to incur Letter of Credit Obligations or permit existing Advances to remain outstanding pursuant to Section 9.2(a), and (c) the date of indefeasible prepayment in full by Borrower of the Advances and the cancellation and return (or stand-by guaranty) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to the applicable Loan Documents (and on terms and conditions acceptable to Lender), and the termination and permanent reduction of the Revolving Loan Commitment to $0.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate to be executed and delivered from time to time by Parent in the form attached to the Agreement as Exhibit 7.1(a)(ii) to the Agreement.

"Conforming Changes" means, with respect to the use, administration of, or any conventions associated with the Index Rate, the Prime Index, or any proposed Successor Rate, as applicable, any changes to the terms of this Agreement related to the timing, frequency, and methodology of determining rates and

making payments of interest, including changes to the definition of Business Day, lookback periods or observation shift, prepayments, and borrowing notices, and other technical, administrative, or operational matters, as may be appropriate, in the discretion of Lender, to reflect the adoption and implementation of such applicable rate and to permit the administration thereof by Lender in an operationally feasible manner and, to the extent feasible, consistent with market practice.

"Daily Simple SOFR" means a rate based on SOFR with interest accruing on a simple daily basis in arrears with a methodology and conventions selected by Lender.

"Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

"Default Rate" has the meaning ascribed to it in Section 2.3(c) of the Agreement.

"Disbursement Account" means a disbursement account specified by Lender to Borrower as the "Disbursement Account" from time to time.

"Dollars" or "$" means lawful currency of the United States of America.

"EBITDA" means on a consolidated basis, such person's earnings before interest, taxes, depreciation and amortization expense for the measurement period.

"Eligible Accounts" means, as of the relevant date of determination, those trade accounts arising in the ordinary course of business that: (i) shall be due and payable within ninety (90) days from the invoice date, (ii) have been validly assigned to Lender, (iii) strictly comply with all of Borrower's warranties and representations to Lender in the Loan Documents, and, (iv) with regard to which Borrower strictly complies with its covenants with Lender in the Loan Documents; *provided* that Eligible Accounts shall not include the following: (a) Accounts with respect to which the Account Debtor is a shareholder, officer, employee or agent of Borrower, or a corporation more than 5% of the stock of which is owned by any of such persons; (b) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada; (c) Accounts with respect to which the Account Debtor is the United States or any department, agency or instrumentality of the United States unless Borrower has assigned its interests in such Accounts to Lender pursuant to Federal Assignment of Claims Act or Lender has expressly waived that requirement with respect to specific receivables; (d) Accounts with respect to which the Account Debtor is any State of the United States or any city, town municipality or division thereof that requires Borrower to support its obligations to such Account Debtor with a performance bond issued by a surety company; (e) Accounts with respect to which the Account Debtor is a subsidiary of, related to, affiliated or has common officers or directors with Borrower; (f) any Accounts of a particular Account Debtor if Borrower is liable to that Account Debtor for goods sold or services rendered by that Account Debtor to such Borrower; (g) any Accounts owed by a particular Account Debtor, which exceed 25% of all Eligible Accounts; (h) any Accounts that remain unpaid more than ninety (90) days after the invoice date; (i) any and all Accounts owed by a particular Account Debtor when 25% or more of the total Accounts of such Account Debtor are ineligible pursuant to the immediately preceding clause (h); (j) any Accounts owed by an Account Debtor who does not meet Lender's standards of creditworthiness, in Lender's sole credit judgment exercised in good faith; (k) any Accounts owed by any Account Debtor which has filed or has had filed against it a petition for bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws; (l) any Accounts owed by an Account Debtor which has made an assignment for the benefit of creditors; (m) any Accounts in which Lender does not have a valid, first priority and fully perfected security interest; and (n) any Accounts deemed to be ineligible by Lender based upon Lender's Permitted Discretion.

"Eligible Government Receivables" means, as of the relevant date of determination, those trade accounts arising in the ordinary course of business in which the debtor is the United States or any department, agency or instrumentality of the United States with the United States Government that meet all of the requirements of "Eligible Accounts" other than clauses (c) and (m), provided that the Lender has a valid, first priority security interest in such Accounts.

"Eligible Inventory" means, as of the relevant date of determination, Borrower's Inventory of finished goods, valued at the lower of cost or fair market value on a first in, first out basis, in accordance with generally accepted accounting principles consistently applied, and excluding (a) raw materials, work-in-process and/or obsolete or unsalable items, (b) any Inventory in which Lender does not have a valid, first priority and fully perfected security interest, (c) Inventory located outside the United States, (d) any Inventory not in the actual possession of Borrower or located at any leased location or public warehouse, (e) any Inventory subject to a Lien (except for Permitted Liens), or subject to a claim of title by a government authority under 32 C.F.R. Section 7-104.35(b)/FAR 52.232.16, (f) Inventory that is not covered by casualty insurance reasonably acceptable to Lender; and (g) any other Inventory deemed ineligible by Lender, in its Lender's Permitted Discretion. Inventory which is deemed to be Eligible Inventory, but which subsequently fails to meet the foregoing criteria for Eligible Inventory, shall immediately cease to be Eligible Inventory for the purpose of determining the Borrowing Base.

"Eligible Swap Counterparty" means Lender and any Affiliate of Lender that at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into a Rate Contract permitted hereunder with Borrower or any Subsidiary of Borrower.

"Equipment" means all rights, titles and interests of each Loan Party in such Loan Party's "equipment," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

"Event of Default" has the meaning ascribed to it in Section 9.1 of the Agreement.

"Excluded Swap Obligation" means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Lien to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such Lien becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

"Excluded Taxes" mean any of the following Taxes imposed on or with respect to Lender or any other recipient of a payment under any Loan Document or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes in each case, (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or, in the case of Lender in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) any United States federal withholding Taxes that would not have been imposed but for Lender's failure to comply with Section 2.7 of the Agreement; and (c) any United States federal withholding Taxes imposed under FATCA.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into by the United States with respect thereto, current or future regulations or official interpretations thereof, in each case implementing such IRC Sections, and any agreement entered into pursuant to Section 1471(b)(1) of the IRC.

"Fees" means any and all fees payable to Lender pursuant to the Agreement or any of the other Loan Documents.

"Fifth Third" means Fifth Third Bank, National Association.

"Fifth Third Lease Documents" means, collectively, any lease, lease contract, lease agreement, master lease, sublease, schedule or other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Fifth Third Lease Obligations, and "Fifth Third Lease Document" means any one of the Fifth Third Lease Documents; in each case as now in effect or as at any time after the date of the Agreement amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Fifth Third or an Affiliate of Fifth Third.

"Fifth Third Lease Obligations" means any and all liabilities, obligations and other Indebtedness of any Loan Party owed to Fifth Third, Fifth Third Equipment Finance Company, or any other Affiliate of Fifth Third Bancorp of every kind and description, whether now existing or hereafter arising, including those owed by any Loan Party to others and acquired by Fifth Third or any Affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, related or unrelated, and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in each case arising out of, pursuant to, in connection with or under any lease or other transfer of the right to possession and use of goods for a term in return for consideration.

"Fiscal Quarter" means any of the quarterly accounting periods of the Loan Parties, ending on March 31, June 30, September 30 and December 31 of each year.

"Fixed Charge Coverage Ratio" means the ratio of the following, as calculated on a consolidated basis for Parent and each if its Subsidiaries: (a) Adjusted EBITDA plus rent and operating lease payments, less advances, loans or other payments to shareholders or Affiliates, cash taxes paid, distributions, dividends and capital expenditures (other than capital expenditures financed with the proceeds of purchase money Indebtedness or capital leases to the extent permitted hereunder) and other extraordinary items for the twelve month period then ending to (b) the consolidated sum of (i) interest expense, and (ii) all principal payments with respect to Indebtedness that were paid or were due and payable by all consolidated entities during the period plus rent and operating lease expense incurred and all cash taxes paid in the same such period.

"General Intangibles" means all rights, titles and interests of each Loan Party in such Loan Party's "general intangibles," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantors" means Parent, RELM Communications, Inc., a Florida corporation and each other Person, if any, that guaranties any of the Obligations on or after the Closing Date.

"Guaranty" means each of, and collectively, the guaranty agreements entered into by and between one or more Guarantors and Lender with respect to the Obligations.

"Hazardous Material" means (a) any "hazardous substance" as defined in CERCLA, (b) any "hazardous waste" as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum, its derivatives, by products and other hydrocarbons, (f) mold, and (g) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

"Hazardous Materials Contamination" means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

"Indebtedness" means (i) all items (except items of capital stock, of capital surplus, of general contingency reserves or of retained earnings, deferred income taxes, and amount attributable to minority interest if any) which in accordance with generally accepted accounting principles would be included in determining total liabilities on a consolidated basis (if Borrower should have any Subsidiaries) as shown on the liability side of a balance sheet as at the date as of which Indebtedness is to be determined, (ii) all indebtedness secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held is subject, whether or not the indebtedness secured thereby shall have been assumed (excluding non-capitalized leases which may amount to title retention agreements but including capitalized leases), and (iii) all indebtedness of others which such Person or any Subsidiary has directly or indirectly guaranteed, endorse (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which such Person or any Subsidiary has agreed to apply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

"Indemnitees" has the meaning ascribed to it in Section 10.2 of the Agreement.

"Index Floor" means 0%.

"Index Rate" means the greater of (i) the Index Floor and (ii) Term SOFR relating to quotations for one month or as otherwise set pursuant to the terms of this Agreement.

"Index Rate Loans" means any Advances that accrue interest by reference to the Index Rate and the other terms of the Agreement.

"Instruments" means all rights, titles and interests of each Loan Party in such Loan Party's "instruments," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

55245591

"Interest Payment Date" means, all as determined by Lender in accordance with the Loan Documents and Lender's loan systems and procedures periodically in effect (and subject to the terms of any BillPayer Service, as applicable), the first calendar day of each calendar month; *provided* that (subject to the terms of any BillPayer Service, as applicable), if the first calendar day of a particular calendar month is not a Business Day, then the Interest Payment Date occurring in that particular calendar month shall be the next succeeding Business Day (unless the next succeeding Business Day falls in a new calendar month, in which case the Interest Payment Date occurring in that particular calendar month shall be the immediately preceding Business Day). In addition to the foregoing, each of (x) the date upon which the Revolving Loan Commitment has been terminated and the Advances have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest and any applicable Unused Line Fee that has then accrued under the Agreement.

"Inventory" means all rights, titles and interest of each Loan Party in such Loan Party's "inventory," as such term is defined in the Code, whether now owned or existing or hereafter acquired or arising, wherever located.

"ISDA Definitions" means the 2006 ISDA Definitions or the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto (ISDA), as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by ISDA.

"Law" and "Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, guidances, guidelines, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions, whether now or hereafter in effect.

"Lender" has the meaning ascribed thereto in the preamble to the Agreement and shall additionally include, for the avoidance of any doubt, (i) upon any assignment by Fifth Third pursuant to Section 11.6 of the Agreement, such assignee of Fifth Third and (ii) the respective successors of each of the foregoing. In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in the Agreement and the Collateral Documents, the term "Lender" shall include Eligible Swap Counterparties and any provider of Bank Products.

"Letter of Credit Obligations" means all outstanding obligations incurred by Lender at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Lender. The amount of the Letter of Credit Obligations at any time shall equal the maximum amount that may be payable by Lender thereupon or pursuant thereto.

"Letters of Credit" means commercial or standby letters of credit issued for the account of Borrower by Lender.

"Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable Law of any jurisdiction).

"Loan Documents" means, collectively, the Agreement, the Collateral Documents, the Notes, the Fifth Third Lease Documents, each agreement entered into in respect of Bank Products, each Rate Contract with an Eligible Swap Counterparty, and all other agreements, instruments, documents and certificates

executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, and delivered to Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, amendments and restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

"Loan Parties" means, collectively, Borrower and each Guarantor and "Loan Party" means any of Borrower or any Guarantor.

"Long Term Debt" means Indebtedness which either by its terms is not payable in full within one year from the date incurred, or the repayment of which may, at the option of the obligor, be extended for a period of more than one year from the date incurred.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of any Loan Party, (b) Borrower's ability to pay any of the Advances or any of the other Obligations in accordance with the terms of the Agreement, (c) Guarantor's ability to honor Guaranty obligations in accordance with the terms of its Guaranty, (d) the Collateral or Lender's Liens on the Collateral or the priority of such Liens, or (e) Lender's rights and remedies under the Agreement and the other Loan Documents.

"Maximum Lawful Rate" has the meaning ascribed to it in Section 2.3(d) of the Agreement.

"Maximum Revolver Amount" means, as of any date of determination, an amount equal to the Revolving Loan Commitment as of that date minus Reserves established by Lender at such time in its sole discretion.

"Note" has the meaning given to it in Section 2.9 of the Agreement.

"Notice of Borrowing" shall mean a notice of borrowing with respect to any Advance hereunder, which notice shall be in form and substance, and delivered by Borrower to Lender in a manner, acceptable to Lender in its sole discretion, and which shall state the amount and date of the requested Advance.

"Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party to Lender, or any Affiliate of Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and whether or not evidenced by any note, agreement, letter of credit agreement or other instrument. The term "Obligations" includes all principal, interest, Fees, expenses, reasonable attorneys' fees and any other sum chargeable to any Loan Party under, or arising out of, the Agreement, the Note, any of the other Loan Documents or any agreement entered into in respect of Bank Products, all Fifth Third Lease Obligations, all reimbursement and other obligations related to any Letters of Credit, and all Rate Contract Obligations (including all amounts that accrue after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding). Notwithstanding the foregoing, "Obligations" of a Guarantor shall not include Excluded Swap Obligations with respect to such Guarantor.

"Other Connection Taxes" means with respect to any recipient of a payment under the Agreement or any Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Agreement or other Loan Document, or sold or assigned an interest in any Obligation, the Agreement or other Loan Document).

"Other Taxes" means all present or future stamp, transfer, excise, value added, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, other than Other Connection Taxes that are imposed on an assignment by Lender after the date hereof, other than any assignment made at the request of any Loan Party or following an Event of Default under Section 9.1(a) or 9.1(g) of the Agreement.

"Overadvance" has the meaning ascribed to it in Section 2.2(b) of the Agreement.

"Parent" means BK Technologies Corporation, a Nevada corporation.

"Permitted Acquisition" means any Acquisition by Borrower or Parent of a Target in each case so long as:

(a) no Event of Default has occurred or would occur as a result thereof;

(b) the total purchase price paid for such Acquisition does not exceed $3,500,000 for such Acquisition or $3,500,000 for all Acquisitions during the term of this Agreement, or such greater amount consented to by the Lender in writing;

(c) proceeds of Revolving Loans are not used directly to finance such Acquisition;

(d) if structured as a merger, the Loan Party shall be the surviving entity, and if Borrower is a party, Borrower shall be the surviving entity;

(e) the following shall be provided to Lender, each in form and substance satisfactory to Lender in all material respects: (i) written notice of such Acquisition no later than ten (10) Business Days prior to the consummation of such Acquisition, (ii) upon or prior to the consummation of such Acquisition, a supplement to this Agreement, Security Agreement and all other Loan Documents reasonably satisfactory in form and substance to Lender in all respects executed by and the Target (if the Acquisition is an equity Acquisition) in order for Lender to have a first priority security interest (subject to no Liens other than Permitted Liens) upon all assets constituting Collateral acquired in connection with such Acquisition, including the assets of the Target and its equity (if an equity purchase of such Target), along with a joinder of the Target as either a co-Borrower or Guarantor (as determined by Lender in its sole discretion) under this Agreement (if an equity purchase of such Target), and such other diligence review items satisfactory to Lender in all respects as may be required by Lender in connection with the Acquisition (including, without limitation, lien searches and lien releases as may be necessary to provide Lender with a sole, first priority, perfected security interest and Lien against the Collateral (and equity, if an equity acquisition) (and subject to no Liens other than Permitted Liens) of the Target, such as organizational documents, board or other managing body resolutions or consents, landlord waivers, subordination agreements and other customary items and an opinion of counsel acceptable to Lender with respect to the Acquisition and such Target; (iii) a copy of (1) final drafts of a purchase agreement, bill of sale and other purchase documents

relating to and effecting the Acquisition as soon as available, the terms and conditions of each to be satisfactory to Lender in all respects, and (2) upon consummation of the Acquisition, the executed purchase agreement, bill of sale and other purchase documents relating to and effecting the Acquisition; (iv) upon consummation of such Acquisition, evidence satisfactory to Lender that the all cash consideration for such Acquisition shall have been paid to the seller in connection with the Acquisition in accordance with seller's payment instructions; (v) no later than ten (10) Business Days prior to the consummation of such Acquisition, the Target's historical financial statements and quality of earnings report for any Acquisition over $1,000,000, in each case evidencing positive EBITDA for such Target during the prior four fiscal quarters; and (vi) no earlier than thirty (30) days prior to the Acquisition and no later than the day prior to such Acquisition, evidence that the Loan Parties shall be in pro forma compliance with the financial covenants set forth in Section 6.1 hereof.

"Permitted Discretion" means, with reference to the Lender, the Lender's reasonable credit judgment (from the perspective of an asset-based lender), exercised in good faith in accordance with customary business practices for similar asset-based lending facilities.

"Permitted Liens" means: (i) current taxes and assessments not yet due and payable, (ii) Liens, if any, reflected or noted on Parent's balance sheet or notes thereto as delivered by Parent in writing to Lender prior to the Closing Date, (iii) assets disposed of in the ordinary course of business, (iv) any security interests, pledges, assignments or mortgages granted to Lender to secure the repayment or performance of the Obligations, (v) any purchase money security interests granted by, or capitalized lease obligations incurred by, a Loan Party in connection with any Permitted Purchase Money Indebtedness, (vi) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in good faith, (vii) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations, (viii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (ix) judgment Liens in respect of judgments that do not constitute an Event of Default, and (x) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Borrower or any Subsidiary.

"Permitted Purchase Money Indebtedness" means purchase money Indebtedness or capitalized lease obligations incurred by any Loan Party to acquire any equipment if each of the following conditions is satisfied: (a) the total outstanding amount of purchase money Indebtedness and capitalized lease obligations incurred by the Loan Parties, collectively, does not, as of any date, exceed an aggregate amount equal to $600,000, (b) such purchase money Indebtedness and capitalized lease obligations will not be secured by any of the Collateral other than the specific equipment financed thereby and the identifiable cash proceeds thereof, and (c) the principal amount of such purchase money Indebtedness and capitalized lease obligations will not, at the time of the incurrence thereof, exceed the value of the property so acquired.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

"Prime Index" shall have the meaning set forth in Section 2.4(b).

"Prime Rate" means, as of any date, the rate that Fifth Third publicly announces, publishes or

designates from time to time as its index rate or prime rate, or any successor rate thereto, in effect at its principal office. Such rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Fifth Third may make commercial loans or other loans at rates of interest at, above or below its index rate or prime rate. Each determination by Lender of the Prime Rate shall be binding and conclusive in the absence of manifest error. Any change in the Prime Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.

"Proceeds" means all "proceeds", as such term is defined in the Code.

"Rate Contract" means any agreement, device or arrangement providing for payments which are related to fluctuations of commodities, currencies, or interest rates, exchange rates, forward rates, or equity prices, including Dollar denominated or cross currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (*e.g.*, equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement (including any existing ISDA Master Agreement), and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

"Rate Contract Obligations" means any and all obligations of a Loan Party to an Eligible Swap Counterparty, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (a) any and all Rate Contracts between a Loan Party and an Eligible Swap Counterparty, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any such Rate Contract.

"Reserves" means any and all reserves that Lender deems necessary, in its Permitted Discretion, to establish and/or maintain and calculated without duplication (including reserves for accrued and unpaid interest on the Obligations, Bank Product reserves, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee's, warehousemen's, bailee's and processor's charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Rate Contract Obligations, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party.

"Reset Date" has the meaning ascribed to it in Section 2.4(a) of the Agreement.

"Revolving Credit Advance" has the meaning ascribed to it in Section 2.1(a) of the Agreement and may, as the context may require, include any Overadvance.

"Revolving Exposure" means, at any time, the sum of (i) the aggregate outstanding principal amount of Revolving Credit Advances at such time, plus (ii) the aggregate Letter of Credit Obligations outstanding at such time.

"Revolving Loan(s)" means the sum of (a) the aggregate amount of Revolving Credit Advances outstanding plus (b) the aggregate Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

"Revolving Loan Commitment" means the aggregate commitment of Lender to make Revolving Credit Advances or incur Letter of Credit Obligations in an aggregate amount equal to SIX MILLION AND 00/100 UNITED STATES DOLLARS ($6,000,000.00) subject to the terms and conditions of this Agreement, which may, upon the satisfaction of the Revolving Loan Increase Conditions be increased no more than one time to the cumulative amount of up to TEN MILLION AND 00/100 Dollars ($10,000,000).

"Revolving Loan Increase Conditions" means the occurrence of each of the following conditions (unless waived by Lender in its sole discretion): (a) Lender shall have received, reviewed and be satisfied in all respects with the Loan Parties' most recent financial statements, (b) at the relevant time of determination of any of the conditions in this definition, no Default or Event of Default shall have occurred and be continuing or result therefrom, (c) Borrower shall have submitted to Lender a written request that the Revolving Loan Commitment be increased no earlier than thirty (30) Business Days prior to the date of the requested increase, which request shall detail the requested amount of the increase (the cumulative amount of such increases may not be more than $4,000,000) and the date on which the Borrower desires the increase to take effect, (d) after giving effect to the increase, the total cumulative amount advanced under the Revolving Loans shall be no greater than $10,000,000, (e) Lender shall have received evidence from Borrower satisfactory to Lender that the Loan Parties shall be in compliance with all financial covenants set forth in Section 6.1 hereof after giving effect to such increase, (f) the Borrower shall have executed and delivered to Lender an amended and restated Note in form and substance acceptable to Lender in all respects, (g) Borrower and Lender shall execute an amendment to this Agreement evidencing such increase, (h) Lender shall have received updated lien searches and such other diligence as is required by Lender, (i) Borrower shall have paid the fee set forth in Section 2.3(e)(v), and (j) Lender shall have consented to such increase in its sole and absolute discretion.

"Scheduled Unavailability Date" has the meaning ascribed to it in Section 2.4(c) of the Agreement.

"Security Agreement" means each of, and collectively, the security agreements entered into by and between one or more Loan Party and Lender.

"SOFR" means a rate per annum equal to the secured overnight financing rate as published by the SOFR Administrator.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate.

"Spread Adjustment" means a mathematical or other adjustment to an alternate benchmark rate selected pursuant to Section 2.4(b) or 2.4(c) of the Agreement and such adjustment may be positive, negative, or zero, subject to the specific Spread Adjustments set forth in Section 2.4(c).

"Stock" means all shares, options, warrants, general or limited partnership interests, membership interests, units or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

"Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of

such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Loan Party.

"Successor Rate" means any successor index rate determined pursuant to Section 2.4(c) from time to time, including any applicable Spread Adjustment.

"Swap Contract" means any "swap agreement", as defined in Section 101 of the Bankruptcy Code.

"Swap Obligation" means any obligation in respect of a Swap Contract that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act, as amended from time to time.

"Target" means the Person or division, line of business or other business unit of the Person to be acquired in an Acquisition, which Target is in the same or substantially similar line of business as Borrower as of the Closing Date and which will be operated under the same or substantially similar business model as Borrower as of the Closing Date.

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term SOFR" means the forward-looking SOFR rate administered by CME Group Benchmark Administration Limited (CBA) (or other administrator selected by Lender) and published on the applicable Bloomberg LP screen page (or such other commercially available source providing such quotations as may be selected by Lender), fixed by the administrator thereof two U.S. Government Securities Business Days prior to the applicable Reset Date (*provided*, *however*, that if Term SOFR is not published for such day, then Term SOFR shall be determined by reference to the immediately preceding U.S. Government Securities Business Day on which such rate is published), rounded upwards, if necessary, to the next 1/8th of 1% and adjusted for reserves if Lender is required to maintain reserves with respect to the relevant Advances, all as determined by Lender in accordance with the Agreement and Lender's loan systems and procedures periodically in effect.

"Termination Date" means the date on which (a) the Advances have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby letters of credit in accordance with the Agreement and the other Loan Documents (and otherwise on terms and conditions acceptable to Lender), and (d) the Revolving Loan Commitment under the Agreement has been terminated and Borrower shall not have any further right to borrow any monies or request any further extensions of credit under the Agreement.

"Total Funded Debt Ratio" means, with respect to the Loan Parties and their Subsidiaries, on a consolidated basis, for the applicable period, the ratio of (a) the aggregate principal amount of all Indebtedness as of the last day of such period, divided by (b) Adjusted EBITDA for such period.

"U.S. Government Securities "Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed

income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"USA PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 signed into law October 26, 2001).

Schedule 3.15
Locations of Inventory and Equipment

7100 Technology Drive, West Melbourne, FL 32904 - SMT equipment and electronic component raw materials and WIP inventory.

7200 Technology Drive, West Melbourne, FL 32904 - Finished goods inventory

EastWest Manufacturing LLC Juarez Mexico - Approximately $1 million raw materials on consignment with EW for production of our radio products. This amount should be consumed in production over the next 6 to 12 months.

Schedule 3.16

Location of Chief Executive Office

7100 Technology Drive
West Melbourne, FL 32904